EMPLOYMENT

AGREEMENT

This EMPLOYMENT AGREEMENT (“Agreement”) is by and between GameTech

International, Inc., a Delaware corporation (hereinafter itself, and any successors thereto “GameTech“ or the “Company”), and John Furman (“Executive”), effective September 2, 2004 (the “Effective Date”).

Whereas :

a. The Company desires to employ Executive as its Chief Executive Officer and President, and;

b. Executive is interested in being the Company’s Chief Executive Officer and President;

c. The Company and Executive wish pursuant to this Agreement to set forth their full and complete understandings in respect to the above-mentioned employment relationship, replacing any and all previous understandings and agreements.

NOW THEREFORE, in consideration of the provisions hereinafter described, the Company and Executive agree as follows:

1. DUTIES OF EXECUTIVE

During the term of this Agreement, Executive is hereby employed by the Company as its Chief Executive Officer and President, and in that capacity shall perform all functions and duties consistent with such position on behalf of the Company in a trustworthy and professional manner, as reasonably required by the Company’s Board of Directors (the “Board”). Executive shall be required to report only to the Board.

Executive agrees to devote substantially all of his working time and energy to the performance of his duties under this Agreement so long as his employment under this Agreement is continued by the Company.

At all times during Executive’s employment hereunder, but subject to the approval of the shareholders of the Company, Executive shall serve on the Board.

Notwithstanding the above, Executive shall be entitled to reasonable absences to pursue non-GameTech activities. Executive also shall be permitted to serve as a member of the Board of Directors of other organizations, subject to approval by the Board on a case by case basis. Such approval shall be granted if it can be reasonably demonstrated that such service does not involve a competitor of the Company or its Enterprises and does not materially interfere with the performance of Executive’s duties under this Agreement. It is hereby acknowledged that the boards of directors on which Executive presently is a member do not involve competitors of the Company.

2. TERM OF AGREEMENT

Unless terminated sooner or extended in accordance with the provisions of this Agreement, the Company hereby employs Executive as the Chief Executive Officer and President of the Company and Executive accepts such employment under the conditions set forth herein for a two (2) year term (the “Term”) beginning on the Effective Date of this Agreement. Notwithstanding the foregoing, if this Agreement is not terminated in accordance with the provisions herein on or before the expiration of its initial Term, such Term shall continue, and the Agreement shall continue in force, for successive one (1) year periods unless, at least ninety (90) days prior to the expiration of the initial Term of the Agreement, or ninety (90) days prior to the expiration of any subsequent one (1) year Term, either Executive or the Company gives the other party written notice of its intent to not renew the Agreement at the end of such Term and thus let the Agreement expire.

3. DEFINITIONS

For purposes of this Agreement, the following terms shall have the meanings set forth in this Paragraph 3:

a.	“Annual Base Salary” or "Base Salary” shall mean the annual base salary rate in effect for Executive from time to time during the Term of this Agreement in accordance with the provisions of Paragraph 4.a.of this Agreement.

b.	"Annual Bonus” or "Bonus” shall mean a cash payment or other form of remuneration or compensation available annually (or otherwise) to Executive in addition to Base Salary as determined in accordance with Paragraph 4.b. of this Agreement.

c.	"Cause” is defined to be an act or an omission by Executive involving: (i) willful and continual failure to substantially perform his duties with the Company (other than a failure resulting from his incapacity due to physical or mental illness) and such failure continues for a period of thirty (30) days after Executive’s receipt of written notice from the Company providing a reasonable description of the basis for the determination that Executive has failed to perform his duties; (ii) conviction of a felony; (iii) breach of this Agreement in any material respect and such breach is not susceptible to remedy or cure or has already materially damaged the Company, or such breach is susceptible to remedy or cure and no such damage has occurred and such breach is not cured or remedied reasonably promptly after Executive’s receipt of written notice from the Company providing a reasonable description of the breach; (iv) Executive’s failure to qualify (or having so qualified being thereafter disqualified) under a suitability or licensing requirement of any jurisdiction or regulatory authority that is material to the Company and to which Executive may be subject by reason of his position with the Company and its affiliates or subsidiaries; (v) the Company obtains from any source information with respect to Executive or this Agreement that could reasonably be expected, in the reasonable written opinion of both the Company and its outside counsel, to jeopardize the gaming licenses, permits, or status of the Company or any of its subsidiaries or affiliates with any gaming commission, board, or similar regulatory or law enforcement authority; or (vi) conduct to the material detriment of the Company that is dishonest, fraudulent, unlawful or grossly negligent or which is not in compliance with the Company’s applicable codes of conduct or similar applicable set of standards or conduct and business practices set forth in writing and provided to Executive prior to such conduct and which has a material detriment to the Company and is not susceptible to remedy or cure by Executive.

d.	"Change of Control” shall mean any of the following events in either a single transaction or in a series of transactions: (i) the Company consolidates with, or merges with or into, another entity or sells, assigns, conveys, transfers, leases or otherwise disposes of all or substantially all of the Company’s assets to any entity, or any entity consolidates with, or merges with or into, the Company and the Company is not the surviving Corporation; (ii) the liquidation or dissolution of the Company; (iii) during any consecutive two year period, individuals who at the beginning of such period constituted the Board (together with any new directors whose election by such Board or whose nomination for election by the stockholders of the Company was approved by a vote of the majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination was previously so approved) cease for any reason to constitute a majority of the Board then in office; or (iv) a change in control of GameTech of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Act, or any successor regulation of similar import, regardless of whether GameTech is subject to such reporting requirement; (v) any person or group (as such terms are defined in Section 13(d) and 14(d) under the Securities Exchange Act of 1934 (the “Exchange Act”)) is or becomes the beneficial owner (as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act, except that a person will be deemed to have beneficial ownership of all securities that such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time) directly or indirectly of more than 50% of the total voting power entitled to vote in the election of the Board; provided, however, that such person or group shall not include any person or group that is the beneficial owner of more than 5% of the total voting power as of the date of this Agreement ,but then only to the extent that any such person’s beneficial ownership does not increase by more than 10% over that person’s total voting power as of the date of this Agreement.

e.	"Constructive Termination’’ shall mean Executive’s voluntary Termination of Service within twelve (12) months following a Change of Control, or within ninety (90) days following the occurrence of any one or more of the following events that constitute “Good Reason.” “Good Reason” shall mean the occurrence of any one or more of the following events without the consent of Executive: (i) the assignment to Executive of any duties materially inconsistent with his duties and position as set forth in this Agreement (including, without limitation, status, titles and reporting requirements), or any other action by the Company that results in a material diminution in such duties or position, excluding for this purpose isolated and inadvertent action not taken in bad faith and not remedied by the Company promptly after the Company’s receipt of written notice from Executive providing a description of the alleged unfair treatment claimed by Executive; (ii) a reduction by the Company in Executive’s Base Salary or participation in any other compensation plan, program, arrangement or benefit below that to which Executive is entitled hereunder; (iii) the Company’s requiring Executive to be based anywhere other than the Reno, Nevada area, except for reasonably required travel on business of the Company; (iv) any material breach by the Company of any provision of this Agreement and such breach continues for a period of thirty (30) days after the Company’s receipt of written notice from Executive providing a description of the material breach claimed by Executive; or (v) any act or omission by the Board, in its entirety or one or more members thereof, that prevent or interfere with Executive’s ability to perform the duties, responsibilities, position or status of the Executive as Chief Executive Officer and President of the Company or any successor thereof and such act or omission continues for a period of ten (10) days after the Company’s receipt of written notice from Executive providing a description of such act or omission claimed by Executive.

f.	"Disability” shall be deemed to have occurred if Executive makes application for or is otherwise eligible for disability benefits under any Company-sponsored long-term disability program covering Executive, and Executive qualifies for such benefits. In the absence of a Company-sponsored long-term disability program covering Executive, Executive shall be presumed to be totally and permanently disabled if so determined by the Company’s Board acting in good faith, following the Board’s review of two independent medical opinions satisfactory to the Board certifying that Executive will be permanently unable to perform his normal duties as a result of a physical or mental condition and such incapacity is expected to continue for a period of at least twelve (12) consecutive months from the date of the initial absence due to such incapacity.

g.	“Enterprise” shall mean any joint venture, business pursuant to a joint operating agreement, or other alliance or affiliated business of the Company.

h.	"Executive’s Spouse” shall mean Executive’s spouse upon the execution of this Agreement, except as otherwise designated herein. (All spousal pension benefits under this Agreement shall be non-transferable should Executive remarry.)

i.	"Fiscal Year” shall mean the twelve-month period beginning November 1, unless the Company, with the approval of the Internal Revenue Service, shall establish a different fiscal year.

j.	"Lonq-Term Incentive Plan” shall mean any stock option plan or any other form of equity (real or phantom) or other long-term incentive plan introduced by the Company.

k.	"Service” shall mean Executive’s full-time or substantially full-time employment with the Company, or any affiliated organization, including any leave of absence approved by the Board.

l.	"Termination of Service” shall mean Executive’s termination of Service for any reason whatsoever, including death.

4. EXECUTIVE ‘S RIGHTS WHILE EMPLOYED BY THE COMPANY

a. Base Salary

Beginning as of the Effective Date of this Agreement, Executive’s Base Salary shall be Two Hundred Sixty-Two Thousand Dollars ($262,000.00) per year. Such Base Salary shall be paid according to the Company’s normal payroll practices (currently every 2 weeks). The Board shall review Executive’s performance and Base Salary annually, and may increase Executive’s Base Salary based on prevailing market conditions, performance of the Executive and other considerations. Notwithstanding the proceeding sentence, Executive’s Base Salary shall be first reviewed at the date of GameTech’s next review of compensation of other GameTech executives if such review takes place at a date earlier that the first anniversary of this Agreement. Executive’s Base Salary may be increased upon any review, but in no event shall the amount of Executive’s Base Salary as set forth in this Section 4a. be decreased.

b. Bonus

Any and all bonuses shall be determined by and awarded in the sole discretion of the Board, and will be commensurate with Executive’s performance and the overall performance of the Company; or pursuant to a plan which may be adopted by the Board making payment of bonuses contingent upon achievement of goals and objectives set by the Board.

c. Long-Term Incentives

Executive shall participate in any Long-Term Incentive plan that may be designed specifically for Executive or provided to other executives of the Company during the Term. (Grants to Executive under such Long-Term Incentive Plan shall be no less favorable to Executive in amount and other key design features, including vesting restrictions, with any other plans provided to any other executives at the Company.)

As part of Executive’s initial compensation package, the Company shall grant to Executive as of the Effective Date of this Agreement the option to purchase one hundred thousand (100,000) shares of the issued and outstanding common stock of the Company. The strike price shall be the trading price as of the close of the Effective Date of this Agreement. These options will vest immediately as of the Effective Date of this Agreement.

In addition, the Company shall grant to Executive as of the Effective Date of this Agreement the option to purchase an additional one hundred thousand (100,000) shares of the issued and outstanding common stock of the Company. The strike price shall be the trading price as of the close of the Effective Date of this Agreement. These options will vest in 25,000 share increments on each six month anniversary of the Effective Date of this Agreement.

In addition, the Company shall grant to Executive as of the Effective Date of this Agreement the option to purchase an additional ten thousand (10,000) shares of the issued and outstanding common stock of the Company. The strike price shall be the trading price as of the close of the Effective Date of this Agreement. These options will vest on the one year anniversary of the Effective Date of this Agreement.

The information set forth in this Section shall be further confirmed in separate stock option agreements. The stock option agreements shall provide that the options shall be fully vested and exercisable at the various times set forth in this Section. Those options that have vested shall remain exercisable during the period of Executive’s employment with GameTech and for the 12 months from the date of Termination of Service.

e. Fringe Benefits and Other Benefits

(i)	Such benefits and perquisites as may from time to time be provided to other executives of the Company. Such benefits and perquisites shall include without limitation, retirement plans, stock option plans, disability plans, life insurance plans and health and dental plans, but shall exclude fees paid for Board or Board Committee service, which are hereby included in Executive’s Base Salary.

(ii)	At all times during Executive’s employment hereunder and thereafter to the extent Executive is entitled to receive the Severance Benefits, GameTech shall timely reimburse Executive for Executive’s personal and family health insurance and personal disability insurance which is or shall be maintained and paid for by Executive.

(iii)	Fifteen (15) days of Paid Time Off (“PTO”) per year. Executive is allowed to accrue a maximum of thirty (30) days of PTO. Said PTO shall not reduce Executive’s compensation under this Agreement;

(iv)	For a 3 month period of time the Company shall pay the reasonable rent expense incurred by Executive to reside in Reno in a reasonable apartment or house;

(v)	The Company shall pay the reasonable cost of airfare for Executive to complete eight (8) round trips between Reno and Phoenix.

5. RIGHT TO TERMINATE EMPLOYMENT

Nothing stated or implied by this Agreement shall prevent the Company from terminating the Service of Executive at any time nor prevent Executive from voluntarily terminating Service at any time.

6. EXECUTIVE’S RIGHTS UPON TERMINATION OF SERVICE

a.	For Reason Of Voluntary Resignation Constituting Constructive Termination Or Termination By The Company Without Cause

In the event of Executive’s Termination of Service for reason of (i) voluntary resignation by Executive constituting Constructive Termination, or (ii) Executive’s Termination of Service by the Company without Cause, Executive (or if executive dies while benefits remain due under this Agreement, Executive’s beneficiaries as designated in accordance with the provisions of Paragraph 14 herein) shall receive the following upon such Termination of Service:

(i)	Payment immediately upon Executive’s Termination of Service of all previously unpaid Base Salary and any Bonus granted and previously unpaid or the pro-rata portion of any Bonus earned by Executive pursuant to any plan (if necessary, the Company may pay such Bonus when all bonuses for that Fiscal Year are calculated and paid) through the date of Executive’s Termination of Service;

(ii)	Immediate vesting of all stock options or other rights previously provided to Executive under any Company Long-Term Incentive Plan; and

(iii)	Payment in a lump sum or every two weeks over the period of time set forth in items (a) or (b) below of a severance amount equal to Executive’s Base Salary at the time of such termination together with continued reimbursement of Executive’s family health insurance and disability insurance either (a) for an 18 month period, or (b) for the balance of the Term, whichever is greater.

In the event of a Change of Control, Executive shall be also be entitled to the protections outlined in Paragraph 8 herein.

b. For Reason of Disability

In the Event of Executive’s Termination of Service for reason of Disability, Executive (or if Executive dies while benefits remain due under this Agreement, Executive’s beneficiaries as designated in accordance with the provisions of Paragraph 14 hereof) shall receive the following upon such Termination of Service:

(i)	Payment immediately upon Executive’s Termination of Service of all previously unpaid Base Salary and all Bonus granted and previously unpaid or the pro-rata portion of all Bonus earned by Executive pursuant to any plan (if necessary, the Company may pay such Bonus when all bonuses for that Fiscal Year are calculated and paid) through the date of Executive’s Termination of Service; and

(ii)	Immediate vesting of all stock options or other rights previously provided to Executive under any Company Long-Term Incentive Plan; and

(iii)	Continued reimbursement of Executive’s family health insurance and disability insurance to the date of Executive’s Termination of Service.

c. For Reason of Death

In the Event of Executive’s Termination of Service for Reason of Death, Executive’s beneficiaries as designated in accordance with the provisions of Paragraph 14 hereof shall be entitled to receive the following upon such Termination of Service:

(i)	Payment immediately upon Executive’s Termination of Service of all previously unpaid Base Salary and all Bonus granted and previously unpaid or the pro-rata portion of all Bonus earned by Executive pursuant to any plan (if necessary, the Company may pay such Bonus when all bonuses for that Fiscal Year are calculated and paid) through the date of Executive’s Termination of Service; and

(ii)	Immediate vesting of all stock options or other rights previously provided to Executive under any Company Long-Term Incentive Plan; and

(iii)	Continued reimbursement of Executive’s family health insurance and disability insurance to the date of Executive’s Termination of Service.

d. For Reason Of Voluntary Resignation Not Constituting Constructive

Termination, or for Reason of Expiration and Non-renewal of Term

In the event of Executive’s Termination of Service for reason of voluntary resignation by Executive not constituting Constructive Termination, or in the event one of the parties elects not renew the Term and thus the Agreement expires, Executive shall receive the following upon such Termination of Service:

(i)	Payment immediately upon Executive’s Termination of Service of all previously unpaid Base Salary and all Bonus granted and previously unpaid or the pro-rata portion of all Bonus earned by Executive pursuant to any plan (if necessary, the Company may pay such Bonus when all bonuses for that Fiscal Year are calculated and paid) through the date of Executive’s Termination of Service; and

(ii)	Performance of Company obligations with respect to Executive’s exercise of all stock options or other rights previously granted to Executive under any Company Long-Term Incentive Plan, provided that such options or other rights have vested as of the date of the termination; and

(iii)	Continued reimbursement of Executive’s family health insurance and disability insurance to the date of Executive’s Termination of Service.

e. For Reason of Cause

In the Event of Executive’s Termination of Service for reason of Cause, the

Company’s obligations to Executive shall be limited to:

(i)	Payment immediately upon Executive’s Termination of Service of any previously unpaid Base Salary and all Bonus granted and previously unpaid or the pro-rata portion of all Bonus earned by Executive pursuant to any plan (if necessary, the Company may pay such Bonus when all bonuses for that Fiscal Year are calculated and paid) through the date of Executive’s Termination of Service; and

(ii)	Performance of Company obligations with respect to Executive’s exercise of all stock options or other rights previously granted to Executive under any Company Long-Term Incentive Plan, provided that such options or other rights have vested as of the date of the termination.

(iii)	Continued reimbursement of Executive’s family health insurance and disability insurance to the date of Executive’s Termination of Service.

7. MITIGATION AND OFFSET REQUIREMENTS

Executive shall not be required to mitigate the amount of any benefit provided for in this Agreement by actively seeking alternative employment during the period in which such benefits are paid. In addition, Executive shall not be required to offset any such benefits provided for in this Agreement by amounts earned as a result of Executive’s employment or self-employment during the period in which Executive is entitled to receive such benefits.

8. ADDITIONAL RIGHTS UPON A CHANGE OF CONTROL

In addition to Executive’s rights to effect a Constructive Termination of Service within Twelve (12) months upon a Change of Control, the Term of this Agreement shall be automatically extended through the close of business twenty-four (24) months following the effective date of any Change of Control. (Should the remaining Term of the Agreement be greater than twenty-four (24) months upon any Change of Control than such longer Term shall apply.)

9. TERMINATION AS MEMBER OF THE BOARD

Upon the termination of Executive’s employment from the Company, for whatever reason, Executive agrees to resign from the Board. Executive shall provide General Counsel for the Company with a letter of resignation resigning from the Board effective as of the last date of his employment.

10. CONFIDENTIALITY

a. Obligations Regarding Confidential Information. Executive agrees to not use or disclose any Confidential Information (as defined below) except in the authorized and lawful performance of his duties for the benefit of the Company. Except with the consent of the Company, Executive shall only disclose Confidential Information to those persons employed by the Company or affiliated with the Company who need to know such Confidential Information. Executive shall take all reasonable measures to protect Confidential Information from any accidental, unauthorized, or premature use, disclosure or destruction by Executive.

b. Definition of Confidential Information. For purposes of this Agreement, the term “Confidential Information” includes but is not limited to any Company trade secrets, technical information, inventions, discoveries, know-how, ideas, computer programs, designs, algorithms, product information, research and development information, lists of clients and other information relating thereto, financial data, and business, marketing, sales and operational plans, strategies and processes, and other information that is directly related to the Company and non-public. Confidential Information may or may not be labeled as “Confidential.” Confidential Information may include information provided by third parties to the Company. Confidential Information does not include, however, the following: (a) information that is or becomes generally available to the public other than as a result of Executive’s disclosure of such information, (b) information that was within Executive’s possession prior to it being furnished to Executive by or on behalf of the Company, provided that the source of such information was not known to Executive to be bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality to the Company or any other party with respect to such information, (c) information that becomes available to Executive on a non-confidential basis from a source other than the Company, provided that such source is not known to Executive to be bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality to the Company or any other party with respect to such information, (d) information the disclosure of which is required by applicable law or judicial process, or (e) general technical skills or general experience gained by Executive during Executive’s employment with the Company.

c. Length of Such Obligation. Executive shall protect Confidential Information as defined above throughout his employment with the Company, and such obligation shall remain in effect after the Termination of Service for as long as any Confidential Information remains confidential; provided, however, notwithstanding the foregoing, Executive shall have no obligation to protect any Confidential Information should the Company fail to timely and fully perform any of its obligations contained in this Agreement.

d. Return of Confidential Information. Upon termination of Executive’s employment with the Company for any reason, or at any time upon request of the Company, Executive agrees to deliver to the Company all materials of any nature, including originals and all copies and facsimiles, which are in Executive’s possession or control and which are or contain Confidential Information, or which are otherwise the property of the Company or of any Company vendor, licensor or client or any third party working with the Company, including, but not limited to writings, designs, documents, records, data, memoranda, tapes and disks containing software, computer source code listings, routines, file layouts, system design information, models, manuals, documentation and notes.

11. NON-SOLICITATION AND NON-COMPETITION

During the Term of this Agreement and for a period of one year immediately following the Termination of Service, for whatever reason, Executive shall not, for any reason whatsoever, directly or indirectly, for Executive or on behalf of, or in conjunction with, any other person, persons, company, partnership, corporation, or business entity:

(i) call upon, divert, influence or solicit, or cause the calling upon, diversion, influencing solicitation of, any then customer, employee or vendor of the Company in a manner which materially and adversely impacts the Company;

(ii) own, manage, operate, control, be employed by, participate in or be connected in any manner with the ownership, management, operation or control of the same line of business as that carried on by Company; or

(iii) compete directly with the Company in the Company’s line of business.

This provision shall not apply to any investment by Executive in the stock of a publicly-traded corporation, provided such investment constitutes less than five percent (5%) of such corporation’s voting shares. In the event that Executive violates any part of this provision, Executive’s rights to any compensation and benefits under this Agreement shall immediately terminate. In the event that the Company violates any part of this Agreement, this provision shall not apply to Executive and Executive shall not be obligated to comply with this provision. In the event there is any dispute as to whether the Company has violated any part of this Agreement, this provision shall apply to Executive and Executive shall be obligated to comply with this provision.

12. INVENTION DISCLOSURE AND ASSIGNMENT

Executive agrees to promptly disclose in confidence to the Company all inventions, improvements, designs, original works of authorship, formulas, processes, compositions of matter, computer software programs, databases, mask works and trade secrets (the “Inventions”) that he makes or conceives or first reduces to practice or creates, either alone or jointly with others, during the period of his employment, whether or not in the course of his employment, and whether or not such Inventions are patentable, copyrightable or protectable as trade secrets. In addition, Executive acknowledges and agrees that any copyrightable works prepared by him within the scope of his employment are “works for hire” under the Copyright Act and that the Company will be considered the author and owner of such copyrightable works. Executive agrees that all Inventions that (i) are developed using equipment, supplies, facilities or trade secrets of the Company, (ii) result from work performed by Executive for the Company, or (iii) relate to the Company’s business or current or anticipated research and development (the “Assigned Inventions”), will be the sole and exclusive property of the Company and are hereby irrevocably assigned by Executive to the Company.

13. NO BREACH OF PRIOR AGREEMENT; INDEMNIFICATION

Executive represents that Executive’s employment with the Company and his performance of the duties and functions contemplated under this Agreement will not breach any invention assignment, proprietary information, confidentiality, non-competition or similar agreement with any former employer or other party. Executive agrees that if any one asserts a claim or lawsuit against the Company on the grounds that the Company has committed a wrong arising out of the Company’s employment of Executive and the Executive’s performance of the duties and functions contemplated under this Agreement, Executive shall hold harmless, defend and indemnify the Company. Executive cannot make any decisions regarding defense and indemnity of the Company without its consent, which will not be unreasonably withheld.

14. DESIGNATION OF BENEFICIARIES

Executive shall have the right at any time to designate any person(s) or trust(s) as beneficiaries to whom any benefits payable under this Agreement shall be made in the event of Executive’s death prior to the distribution of all benefits due Executive under this Agreement. Each beneficiary designation shall be effective only when filed in writing with the Company during Executive’s lifetime. If Executive designates more than one beneficiary, distributions of cash payments shall be made in equal proportions to each beneficiary unless otherwise provided for in Executive’s beneficiary designation.

The filing of a new beneficiary designation shall cancel all designations previously filed. Any finalized marriage or divorce (other than common law marriage) of Executive subsequent to the date of filing a beneficiary designation shall revoke such designation unless (a) in the case of divorce, the previous spouse was not designated as beneficiary, and (b) in the case of marriage, Executive’s new spouse had previously been designated as beneficiary. Executive’s Spouse shall join in any designation of a beneficiary other than Executive’s Spouse.

If Executive fails to designate a beneficiary as provided for above, or if the beneficiary designation is revoked by marriage, divorce or otherwise without execution of a new designation, or if the beneficiary designated by Executive dies prior to distribution of the benefits due Executive under this Agreement, the Company shall direct the distribution of any benefits due under this Agreement to Executive’s estate.

15. OTHER MATTERS

(a) Business Expenses

GameTech will promptly reimburse Executive for any and all necessary, customary, and usual expenses, properly receipted in accordance with GameTech’s policies, incurred by Executive on behalf of GameTech.

(b) Gross Up Provision

Notwithstanding anything in this Agreement to the contrary, in the event that any payment by the Company, or any acceleration or waiver of any vesting condition or requirement, to or for the benefit of Executive, whether paid or payable or distributed or distributable, or otherwise effected, pursuant to the terms of this Agreement or otherwise (a “Payment”), is subject to the excise tax imposed by I.R.C. Sec. 4999, or any successor provision, or any interest or penalties are incurred by Executive with respect to any such excise tax (such excise tax, together with any such interest and penalties, collectively the “Excise Tax”), then Executive shall be entitled to receive an additional payment (a “ Gross-Up Payment”) in an amount such that after payment by Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.

16. SUCCESSORS

Except as provided for in Paragraph 14 above, the rights and duties of a party hereunder shall not be assignable by that party, provided, however, that this Agreement shall be binding upon and shall inure to the benefit of any successor of the Company, and any such successor shall be deemed substituted for the Company under the terms of this Agreement. The term successor as used herein shall include any person, firm, corporation or other business entity which at any time, by merger, purchase or otherwise, acquires substantially all of the assets or business of the Company.

17. ARBITRATION

The Company and Executive agree with each other that any claim of either the Company or the Executive arising out of or relating to this Agreement or the breach of this Agreement or Executive’s employment by Company, including, without limitation, any claim for breach of this Agreement, wrongful termination, and any employment related claim such as discrimination or harassment in any form, shall be resolved by binding arbitration, except for claims in which injunctive relief is sought and obtained. The arbitration shall be administered by the American Arbitration Association under its Commercial Arbitration Rules in Las Vegas, Nevada. The award entered by the arbitrator(s) shall be final and binding in all respects and judgment thereon may be entered in any Court having jurisdiction.

18. APPLICABLE LAW; INJUNCTIVE RELIEF; CONSENT TO PERSONAL

JURISDICTION; ATTORNEYS FEES AND COSTS

To the full extent controllable by stipulation of the Company and Executive, this Agreement shall be interpreted and enforced under Nevada law, without regard to conflict of law principles. Executive recognizes that violation of certain provisions of this Agreement may cause the Company irreparable injury and that the Company may be entitled to seek injunctive relief in the event of such a violation, in addition to whatever other remedies may be available to the Company at law or otherwise. Executive consents to the personal jurisdiction of the state and federal courts located in Clark County in the State of Nevada only for a lawsuit filed therein for injunctive relief against Executive by the Company arising for a breach of the non-competition provisions set forth in Paragraph 11 above. In any action or effort to enforce any of the provisions or rights under this Agreement, the unsuccessful party to such litigation or effort shall pay the successful party or parties all reasonable attorneys fees and costs incurred by such party.

19. ENTIRE AGREEMENT; VALIDITY

With the exception of the separate stock option agreements referenced above, this Agreement contains the entire agreement between the Company and Executive and supersedes all prior written agreements, understandings and commitments between the Company and Executive. No amendments to this Agreement may be made except through a written document signed by the Executive and approved in writing by the Board. In the event that any provision of this Agreement is held to be invalid, void or unenforceable, the same shall not affect, in any respect whatsoever, the validity of any other provision of this Agreement.

20. NOTICE

Any notice or demand required or permitted to be given under this Agreement shall be made in writing and shall be deemed effective upon either the personal delivery thereof, or if sent by overnight courier such as UPS or Federal Express then the day of delivery by such overnight courier, or if sent by mail then forty-eight (48) hours after having been deposited in the United States mail, postage prepaid, and addressed, in the case of the Company, to the attention of the General Counsel at the Company’s then principal place of business, presently 900 Sandhill Drive, Reno, Nevada 89521, and, in the case of Executive, to a home address provided by Executive to the Company. Either party may change the address to which such notices are to be addressed to it by giving the other party notice in the manner herein set forth.

21. EFFECTIVE DATE

The Effective Date of this Agreement shall be the date inserted at the top of this Agreement.

IN WITNESS WHEROF, the Company has caused this Agreement to be executed by its duly authorized representative(s) and Executive has affixed his signature as of the date first written above.

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